News Release from . . .

PT PAITON ENERGY COMPANY

FOR IMMEDIATE RELEASE

                                                                  Contact:
                                         Ong Hock Chuan: 62 21 526 6261 or
                                                            62 816 882 773
                                            Randall Oliver: (949) 798-7840

                    PT Paiton Energy Responds to PLN Lawsuit

JAKARTA, Indonesia, Oct. 7, 1999--PT Paiton Energy, the owner/operator of the Paiton Swasta I electric generating plant in Indonesia, made the following statement in response to PLN's press statements regarding their decision to abandon negotiations and file a lawsuit seeking to cancel the 1994 Power Purchase Agreement:

"PT Paiton Energy is deeply disappointed that PLN would file a lawsuit at a time when we were meeting almost daily and making significant progress towards an agreement. PT Paiton Energy firmly believes PLN's decision is contrary to the interests of the Government and people of Indonesia.

"While PLN has abandoned negotiations, PT Paiton Energy remains committed to working with the Government of Indonesia to reach an agreement that addresses the country's current economic woes and provides significant benefits to the Indonesian people.


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PE RESPONSE TO PLN LAWSUIT
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"PT Paiton Energy has offered significant concessions during negotiations with
PLN on an interim agreement. We have agreed to lower the cost of coal to match PLN's price. We have agreed to accept payments from PLN for outstanding invoices at a rate of 2450 Rupiah to the U.S. dollar for operating costs and interest payments to lenders until a long-term approach can be developed. Together, these provisions mean that we have agreed to an interim price of 3.3 U.S. cents per kilowatt-hour. This is a good offer, and it is regrettable that PLN decided not to respond.

"PT Paiton Energy would also like to correct several factual inaccuracies in PLN's recent public statements. First, the tariff for Paiton Swasta I is comparable to other contracts in Southeast Asia and around the world. The current tariff price is projected to be 5.5 U.S. cents per kWh over the term of our contract with PLN, excluding the cost for additional infrastructure required by PLN that will be shared with other units not owned by PT Paiton Energy at PLN's Paiton power complex. This infrastructure, which includes roads, sea water intakes and a switchyard, adds approximately .75 U.S. cents per kWh to the price.

"Additionally, our Power Purchase Agreement with PLN places significant risks upon PT Paiton Energy. Paiton Energy bears responsibility for any cost overruns; furthermore, if the plant is not available for operation for any reason, PT Paiton Energy does not get paid.

"Finally, contrary to the unsupported allegations of PLN's lawyers, PT Paiton Energy is not aware of any evidence of improper actions by any of its members to influence the award of the Paiton Swasta I project or the terms of our agreement with the Government of Indonesia."

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